March 31, 2001



Mr. Jack L. Stahl
Atlanta, Georgia

Dear Jack:

This letter outlines the terms under which you will separate from The Coca-Cola Company. You have resigned as President and Chief Operating Officer on March 4, 2001. You have agreed to remain an employee until the date hereof (the "Separation Date").

The Board of Directors has accepted your resignation and the terms and conditions described in this letter have been approved by the Compensation Committee (or the appropriate Subcommittee) of the Board.

As soon as reasonably practical after the Separation Date, you will receive a payment of $3.5 million. All stock option grants, except the retention grant made in February 2000 which will be forfeited, will fully vest (if not already vested) on the Separation Date. Options granted before 1997 will remain exercisable according to their terms. Options granted in October 1997, October 1999 and October 2000 will remain exercisable for the seven-year period beginning on the Separation Date, unless they expire earlier according to their terms.

You will not be entitled to any bonus for the year 2001.

You will receive a payment of $153,000 in lieu of any payment under the Company's Long Term Incentive Plans.

Restrictions on your restricted stock grants will be released except for the performance grant made in October 2000 which will be forfeited. Restrictions on 203,000 of the restricted shares (oldest grants being released first) will be released on the Separation Date and restrictions on the remaining 203,000 shares will be released on December 31, 2001, provided that, if you do not comply in all respects with the terms of this letter the remaining shares shall all be forfeited. The determination of whether you have complied in all respects with this letter is solely within the discretion of the Compensation Committee acting in good faith. Additionally, you will receive a cash payment for any gross up for taxes which may be due to you under the terms of particular grants from the 1983 Restricted Stock Plan.

As soon as reasonably practical after the Separation Date you will receive a lump sum distribution of your Supplemental Thrift Plan and Compensation Deferral and Investment Plan accounts.


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Mr. Jack L. Stahl
March 31, 2001
Page 2



The Company will reimburse you for the cost of your COBRA continuation of benefit coverage until the earlier of the eighteen-month anniversary of the Separation Date and your obtaining employment which provides medical coverage.

From May 1, 2001 until April 30, 2002 the Company will provide you with suitable office space and secretarial services. The Company will reimburse you for any out-of-pocket expenses authorized by and incurred on behalf of the Company.

Please note that any personal (i.e., non-Company-related) use of the office and secretarial services will result in imputed income to you.

Your retirement benefits will consist of those benefits already vested. Those benefits consist of $20,567 monthly beginning at age 65 or, if you so elect, $10,694 monthly beginning at age 55.

In return for the payments, benefits and actions delivered within this letter you agree not to be engaged by or provide services, information or consultation to any company which operates commercially in the nonalcoholic beverage industry, beginning as of the date of this letter and ending on May 1, 2004. You agree to keep confidential all confidential information relating to the business of the Company and not to disparage the Company, its officers or employees. Disparagement means negative oral statements to the media which can be accurately demonstrated in fact to be attributable to you or negative statements in publications which can be accurately demonstrated in fact to be attributable to you.

We appreciate your long and loyal service on behalf of The Coca-Cola Company.



On behalf of the Board



/S/ HERBERT A. ALLEN                        /S/ DOUGLAS N. DAFT
--------------------------------            --------------------------------
Herbert A. Allen                            Douglas N. Daft
Chairman, Compensation Committee            Chairman of the Board &
The Board of Directors of                   Chief Executive Officer
The Coca-Cola Company                       The Coca-Cola Company



Agreed and accepted this 27 day of March, 2001





/S/ JACK L. STAHL
------------------------
Jack L. Stahl



Exhibit 10.4